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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Citi Trends, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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104 Coleman Boulevard
Savannah, Georgia 31408
(912) 236-1561

April 21, 2011

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., EDT, on Wednesday, May 25, 2011, at the Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. The formal notice of annual meeting appears on the next page.

        In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

        We look forward to greeting personally those stockholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete, sign, date and return the enclosed proxy card promptly in the envelope provided.

Very truly yours,
R. Edward Anderson Chairman of the Board of Directors

Citi Trends, Inc.
104 Coleman Boulevard
Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 25, 2011

TO THE STOCKHOLDERS:

        You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held at the Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322, on Wednesday, May 25, 2011, at 9:00 a.m., EDT, for the following purposes:

  1.
  To elect two directors to the board of directors to serve as Class III directors whose terms will expire in 2014;

  2.
  To hold an advisory vote on the compensation of our executive officers for 2010;

  3.
  To hold an advisory vote on the frequency of the advisory vote on the compensation of our executive officers;

  4.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012; and

  5.
  To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

        You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 28, 2011, the record date for the annual meeting.

        For directions to the annual meeting, please call the Embassy Suites-Airport at (912) 330-8222.

        Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy card promptly, so that your shares may be represented and voted at the annual meeting. A return envelope is enclosed for your convenience. No postage need be affixed to the enclosed envelope if mailed in the United States.

By Order of the Board of Directors,
Bruce D. Smith Executive Vice President, Chief Financial Officer and Secretary
April 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on May 25, 2011: The Proxy Statement and our 2010 Annual Report are available at
http://ir.cititrends.com/annual-proxy.cfm

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on May 25, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on May 25, 2011. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders on or about April 22, 2011.

        The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

        The terms "Citi Trends" or the "Company" (as well as the words "we," "us" and "our") refer to Citi Trends, Inc. References to "you" or "your" refer to our stockholders.

        In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

Where and when will the annual meeting be held?

        The date, time and place of the meeting are: May 25, 2011, at 9:00 a.m., EDT, at Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. For directions to the meeting, please call the Embassy Suites-Airport at (912) 330-8222.

Why did you send me this proxy statement?

        This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

What can I vote on at the meeting?

        The matters scheduled to be voted on at the meeting are:

  (1)
  The election of two directors to our board of directors to hold office until the annual meeting of stockholders in 2014 and until their successors are elected and qualified;

  (2)
  An advisory vote on the compensation of our executive officers for 2010;

  (3)
  An advisory vote on the frequency of the advisory vote on the compensation of our executive officers; and

  (4)
  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012.

 How does the board of directors recommend that I vote?

        The board of directors recommends that you vote your shares (i) "FOR" each of the nominees to the board of directors, (ii) "FOR" the compensation paid to our executive officers, (iii) for the option that future advisory votes on the compensation of our executive officers be conducted "EVERY YEAR", and (iv) "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012.

Who can vote?

        You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 28, 2011, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on March 28, 2011, there were a total of 14,990,776 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you can vote.

What is the required vote for approval?

        The election of our nominees for director requires a plurality of the votes cast at the annual meeting.

        The advisory vote on the compensation of our executive officers requires a majority of the votes cast at the annual meeting.

        The option on the advisory vote, on the frequency of the advisory vote on executive compensation (every one year, every two years or every three years), that receives the highest number of votes cast will be the frequency recommendation that has been selected by the stockholders.

        The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires a majority of the votes cast at the annual meeting on such matter.

How are votes counted?

        We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting in person. One third of the shares of common stock outstanding and entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

        Votes withheld from a director nominee, abstentions and broker non-votes will be counted as shares present for the purpose of determining a quorum but will not be counted in determining the number of shares voted "for" a director nominee or treated as votes cast on any other proposal, and therefore will not affect the outcome of the election of our director nominees or the other proposals.

        A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

 How do I vote?

        Stockholders of record may vote in person by attending the annual meeting or by completing and returning the proxy by mail. Your vote is very important, so whether you plan to attend the annual meeting or not, we encourage you to vote by proxy as soon as possible.

How do I vote by proxy?

        Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies in the proxy card will vote your shares as you instruct. If you do not mark a selection, your proxy will be voted as recommended by the board of directors.

        You have the following choices in completing your proxy:

  •
  You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

  •
  In voting on the nominees for director, you can either vote "FOR ALL" the nominees or withhold your vote on the nominees as a group or with respect to any particular nominee.

  •
  You may abstain on one or more of the proposals on the advisory vote on the compensation of our executive officers, the advisory vote on the frequency of the advisory vote on the compensation of our executive officers, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, in which case no vote will be recorded on such matters.

  •
  You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote (i) to elect all of the nominees as directors, (ii) to approve the compensation of our executive officers, (iii) for the option that future advisory votes on the compensation of our executive officers be conducted every year, and (iv) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012.

How do I vote if my shares are held in "street name"?

        If your shares are held in the name of your broker, a bank or other nominee, that party will give you instructions for voting your shares. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes." If you do not provide voting instructions to your bank or broker, under a recent rule change the organization that holds your shares will not be authorized to vote on the election of directors or on any matter involving executive compensation (including the advisory votes set forth in Proposals 2 and 3 of this proxy statement). Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

What if other matters come up at the annual meeting?

        The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: the election of the directors, the advisory vote on our executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation, and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012. If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.

 Can I change my vote after I return my proxy card?

        Yes, so long as you are the record holder and not a nominee holder of the shares. At any time before the vote on a proposal, you can change your vote either by giving us a written notice revoking your proxy card, or by signing, dating and returning to us a new proxy card or by attending the annual meeting and voting your shares in person. We will honor the proxy card with the latest date.

        Proxy revocation notices or new proxy cards should be sent to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Can I vote in person at the annual meeting rather than by completing the proxy card?

        Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you have submitted a proxy card if you are a stockholder of record on the record date. If your shares are held in street name, then you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted by mail.

What do I do if I receive duplicate proxy statements and cards?

        You may receive more than one proxy statement, proxy card or annual report. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by American Stock Transfer and Trust Company, our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Who will count the votes?

        American Stock Transfer and Trust Company will tabulate the votes. Corporate Communications, Inc. will serve as the inspector of election.

Who will conduct this proxy solicitation and who pays for this proxy solicitation?

        We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations and other stockholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm's expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

        In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.

PROPOSAL 1:
ELECTION OF DIRECTORS

        Our board of directors currently consists of six directors, R. David Alexander, Jr., R. Edward Anderson, Brian P. Carney, Lawrence E. Hyatt, John S. Lupo, and Patricia M. Luzier. Our directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. Two nominees will be proposed for election as Class III directors at the annual meeting.

        It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual meeting of stockholders in 2014 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.

        The nominees have agreed to stand for election and are available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Nominees for Election as Class III Directors

        R. Edward Anderson currently serves as a Class III director whose term expires at the annual meeting. Mr. Anderson has been nominated by our board of directors to stand for re-election at the annual meeting for a three-year term expiring in 2014.

        Mr. Anderson currently is Chairman of our board of directors. Mr. Anderson's biographical information is set forth on the following page.

        Lawrence E. Hyatt currently serves as a Class III director whose term expires at the annual meeting. Mr. Hyatt has been nominated by our board of directors to stand for re-election at the annual meeting for a three-year term expiring in 2014.

        Mr. Hyatt is currently Chair of the Audit Committee of our board of directors and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of our board of directors. Mr. Hyatt's biographical information is set forth on the following page.

        The board of directors recommends that stockholders vote "FOR" each of the nominees for election as Class III directors.

 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

        The board of directors does not have a set policy with respect to the separation of the offices of the chairman and chief executive officer, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. Mr. Anderson held both offices from May 2006 through his retirement as Chief Executive Officer ("CEO") in April 2009, at which time he became Executive Chairman of the board in order to provide for an orderly transition of the CEO role to Mr. Alexander. In April 2010, Mr. Anderson transitioned from Executive Chairman to non-executive Chairman. As a result, the two offices have been separated since April 2009. The board believes the current structure enhances the effectiveness of the board as a whole and permits the CEO to focus on the management of the Company's day-to-day operations. However, the board believes it is important to retain the option of combining the offices, depending on the circumstances that exist at any point in time, including in the event of a change in the occupants of one or both of the offices.

        Our board of directors consists of six directors (Messrs. Alexander, Anderson, Carney, Hyatt and Lupo and Ms. Luzier), all of whom, except Mr. Alexander and Mr. Anderson, have been determined by the board to be independent under NASDAQ listing standards. Our Second Amended and Restated Certificate of Incorporation divides our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term. Our Class III directors, Messrs. Anderson and Hyatt, have terms expiring in 2011, our Class I directors, Mr. Alexander and Ms. Luzier, have terms expiring in 2012, and our Class II directors, Messrs. Carney and Lupo, have terms expiring in 2013.

Directors

        The following sets forth selected biographical information for our directors.

Nominees for Class III Directors.

        R. Edward Anderson.    Mr. Anderson, age 61, has served as Chairman of the board of directors since May 2006, including as Executive Chairman from April 2009 to April 2010, and as a director since 2001. He served as Chief Executive Officer of the Company from 2001 to April 2009. From 1997 to 2001, Mr. Anderson was Chief Financial Officer of Variety Wholesalers, Inc., an operator of discount stores. Prior to 1997, Mr. Anderson served as Chairman, President and Chief Executive Officer of Rose's Stores, Inc., a discount retailer.

        In determining that Mr. Anderson should continue serving as one of our directors, the board considered in particular his in-depth knowledge of Citi Trends attained from his tenure of more than seven years as Chief Executive Officer and nine years as a director. In addition, the board considered his experience as CFO, CEO and Chairman of other discount retailers prior to joining Citi Trends.

        Lawrence E. Hyatt.    Mr. Hyatt, age 56, has served as a director since 2006, and is Chairman of the Audit Committee, and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Hyatt has served as the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, Inc., a restaurant and retail company, since January 2011. From 2004 through 2010, Mr. Hyatt served as the Chief Financial Officer, Secretary and Treasurer of O'Charley's Inc., a multi-concept restaurant company. He also served as Interim Chief Executive Officer of O'Charley's Inc. from February 2009 through June 2009. Mr. Hyatt served as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, from 2002 to 2004, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, from 2000 to 2002, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.p.A., from 1999 to 2000, and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company from 1989 to 1999.

        On May 31, 2001 and September 10, 2001, respectively, PSINet Inc. and PSINet Consulting Solutions Inc., for which Mr. Hyatt served as Chief Financial Officer and Treasurer, respectively, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

        In determining that Mr. Hyatt should continue serving as one of our directors, the board considered in particular his experience as a public company CFO and his retail background. His financial background is such that he is considered to be an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission (the "SEC") and, as a result, the board named him Chairman of the Audit Committee. In addition, the board considered his performance as a director of Citi Trends.

Continuing Class I Directors with Terms Expiring in 2012.

        R. David Alexander, Jr.    Mr. Alexander, age 54, has served as the President and Chief Executive Officer and as a director since April 2009. Mr. Alexander served as President and Chief Operating Officer of the Company from December 2008 to April 2009. In 2008, Mr. Alexander was a consultant with APAX Partners, a private equity firm. Previously, Mr. Alexander was Chief Executive Officer of Portrait Corporation of America, Inc. ("PCA"), which operates photography studios in Wal-Mart stores, from 2005 to 2007. Prior to that, Mr. Alexander had spent ten years with Family Dollar Stores, Inc., which operates discount retail stores, including the period from 2003 to 2005 when he was President and Chief Operating Officer and the period from 2000 to 2003 when he was Executive Vice President and Chief Operating Officer.

        On August 31, 2006, PCA, for which Mr. Alexander served as Chief Executive Officer as described above, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Alexander continued to serve as Chief Executive Officer of PCA until its sale to CPI Corp. in 2007.

        In determining that Mr. Alexander should continue serving as one of our directors, the Board considered in particular his performance as the Chief Executive Officer and a director of Citi Trends and his experience with a fast growing publicly held discount retailer, Family Dollar Stores, Inc., where he served as President and Chief Operating Officer.

        Patricia M. Luzier.    Ms. Luzier, age 61, has served as a director since 2005 and is the Chair of the Nominating and Corporate Governance Committee, as well as a member of the Audit Committee and the Compensation Committee. Ms. Luzier currently has her own private consulting business focused on human resource management, organizational development and executive coaching. Ms. Luzier was previously the Senior Vice President and Chief Administrative Officer of Cole National Corporation, a specialty retailer, from 1999 through 2004. She served as Senior Vice President, Human Resources and Administration, for HomePlace Group, Inc. from 1998 until 1999. She also served as Senior Vice President of Human Resources with Vicorp Restaurants, Inc. from 1994 until 1998. Ms. Luzier currently serves as a director for Dale Carnegie and Associates, a private performance-based training company.

        In determining that Ms. Luzier should continue serving as one of our directors, the Board considered in particular her experience in the area of human resources with retail companies and her performance as a member of the board of directors of Citi Trends.

Continuing Class II Directors with Terms Expiring in 2013.

        Brian P. Carney.    Mr. Carney, age 50, has served as a director since 2007, and is a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance

Committee. Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of BI-LO, LLC, a grocery retailer, a position he has held since 2005. Prior to that time, Mr. Carney had served as Executive Vice-President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

        On March 23, 2009, BI-LO, LLC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. BI-LO, LLC emerged from Chapter 11 through a plan of reorganization on May 12, 2010.

        In determining that Mr. Carney should continue serving as one of our directors, the board considered in particular his financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends. His financial background is such that he is considered to be an "audit committee financial expert" as defined by the rules of the SEC.

        John S. Lupo.    Mr. Lupo, age 64, has served as a director since 2003, and is Chairman of the Compensation Committee, as well as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Lupo was a principal in the consulting firm, Renaissance Partners, LLC, from 2000 through 2008. From 1998 through 1999, Mr. Lupo served as Executive Vice President of Basset Furniture. From 1996 until 1998, Mr. Lupo served as the Chief Operating Officer of the International Division of Wal-Mart Stores Inc., and from 1990 until 1996, Mr. Lupo served as Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Inc. Mr. Lupo has also served as a director for AB Electrolux since 2007 and Cobra Electronics Corp since 2007. Mr. Lupo served as a director of Spectrum Brands Inc. (formerly Rayovac Corporation) from 1998 to 2009.

        In determining that Mr. Lupo should continue serving as one of our directors, the board considered in particular his retail merchandising and operational experience with Wal-Mart Stores, Inc. and as a consultant with Renaissance Partners, LLC, as well as his performance as a member of the board of directors of Citi Trends.

 Board Risk Oversight

        Our management team is responsible for identifying, assessing and managing our exposure to risk, while the board of directors is responsible for providing oversight of risk management. The oversight role performed by the board and its committees includes, among other things, the following:

  •
  Review of risks associated with our long-term strategic plan and annual budgets;

  •
  Meetings with various members of management regarding initiatives being undertaken in their areas, including, among others, merchandising, real estate, finance, human resources and information systems;

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  Private meetings with our independent registered public accounting firm, our Chief Financial Officer, and our Director of Internal Audit;

  •
  Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10K;

  •
  Review and approval of our Investment Policy; and

  •
  Review of legal matters.

        Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each have responsibility for addressing risks inherent within their areas of oversight. In accordance with its charter, the Audit Committee is responsible for assisting the board with its oversight of our overall risk management profile and our financial reporting risks. The Compensation Committee's responsibilities related to risk include ensuring that compensation policies have a fair balance of risk and reward. The Nominating Committee's primary risk-related responsibilities deal with the development and recommendation of appropriate corporate governance guidelines and oversight to ensure compliance with such guidelines. Each of the committee chairs regularly reports to the board regarding significant issues addressed.

Risk and Employee Compensation

        We do not believe that Citi Trends' compensation policies create risks that are reasonably likely to have a material adverse effect on the Company. Instead, we believe that our compensation structure encourages a fair balance of risk and reward. The process undertaken by the board to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based. In addition, the board participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board. As a retail company operating only one store concept, we are not subject to many of the issues that caused employees in the financial services sector to take excessive and unnecessary risks in order to maximize their compensation. We believe that the components of our employee-wide compensation program are consistent in form with similar companies. Also, the performance targets are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short-term to earn cash incentives at the risk of achieving long-term success.

Board of Directors Committees

        The board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised solely of the independent members of our board of directors, Messrs. Carney, Hyatt and Lupo and Ms. Luzier.

Audit Committee

        The Audit Committee, currently consisting of all four of the Company's independent directors, reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. The current members of the Audit Committee satisfy NASDAQ's audit committee member independence requirements. Mr. Hyatt is the Chairman of the Audit Committee. The board of directors has determined that Mr. Hyatt and Mr. Carney are "audit committee financial experts" as defined by the rules of the SEC. During fiscal 2010, the Audit Committee met 9 times.

        The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee oversees the Company's accounting and financial reporting processes, both internal and external, and audits of the Company's financial statements, on behalf of the board of directors. The principal duties and responsibilities of our Audit Committee, among other things, are to:

  •
  have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;

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  discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;

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  review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

  •
  review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and

  •
  establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

        The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm, or the performance of the internal audit function. The Audit Committee's work is guided by a written charter which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available on the Company's website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company's other filings under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

        The Compensation Committee, currently consisting of all four of the Company's independent directors, reviews and determines the compensation and benefits of the Company's executive officers and administers our incentive and equity-based compensation plans. Mr. Lupo is the Chairman of the Compensation Committee. The Compensation Committee has adopted a formal charter which is available on our corporate website at http://www.cititrends.com. During fiscal 2010, the Compensation Committee met 6 times. The principal duties and responsibilities of our Compensation Committee, among other things, are to:

  •
  review and approve corporate goals and objectives relevant to our CEO's and other named executive officers' compensation and evaluate the CEO's performance in light of these goals and objectives;

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  review and administer the Company's incentive and equity-based compensation plans;

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  determine and approve the CEO's compensation;

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  make recommendations to our board of directors regarding the salaries, incentive compensation plans and equity-based plans for our executive officers;

  •
  oversee, in consultation with management, regulatory compliance with respect to compensation matters;

  •
  review and approve any severance or similar termination payments proposed or made to any of our current or former executive officers; and

  •
  review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company.

        The form and amount of director compensation is annually determined by our board of directors after a recommendation from the Nominating and Corporate Governance Committee.

        The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2005 Long-Term Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities. In 2009, the Compensation Committee used Towers Watson (the "Compensation Consultant") to provide advice on the Company's executive and director compensation practices.

        See "Compensation Discussion and Analysis" elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also "Compensation Committee Report" elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of all four of the Company's independent directors. Ms. Luzier is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a formal charter which is available on our corporate website at http://www.cititrends.com. During fiscal 2010, the Nominating and Corporate Governance Committee met 5 times. The principal duties and responsibilities of our Nominating and Corporate Governance Committee, among other things, are to:

  •
  review the composition of our board of directors and committee structure and evaluate the performance of directors and committees;

  •
  identify individuals qualified to become board members, consistent with criteria approved by our board of directors;

  •
  select and recommend individuals as nominees for directors at annual meetings of our stockholders;

  •
  develop and recommend to the board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles;

  •
  review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence; and

  •
  review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors.

Code of Business Conduct and Ethics

        We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of The NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;

  •
  compliance with applicable laws, rules and regulations, including insider trading compliance; and

  •
  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

        The Code of Business Conduct and Ethics is available on our corporate website at http://www.cititrends.com. In the event of any amendment or waiver of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Carney, Hyatt and Lupo and Ms. Luzier. No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Attendance of Directors

        During fiscal 2010, the board of directors held 12 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he or she served, which meetings were held when he or she was a director.

Policies Relating to our Board of Directors

Nomination and Selection of Directors

        Our Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate's professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business before the Nominating and Corporate Governance Committee would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

  •
  demonstrated personal integrity and moral character;

  •
  willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;

  •
  relevant business or professional experience, technical expertise or specialized skills;

  •
  personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company's needs; and

  •
  ability to commit sufficient time to effectively carry out the substantial duties of a director.

        Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy with regard to the consideration of diversity in identifying director candidates; however, our Corporate Governance Guidelines state that the committee will review candidates' experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the board. Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all of these factors pertaining to a candidate may complement or supplement those skills of other board members. This helps to explain how our board, consisting of six members, represents such a wide range of experiences, including executive, financial, merchandising, retail operations, distribution, logistics and human resources.

        The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and the following supporting information to the Secretary of the Company at: Secretary, Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary not less than ninety (90) calendar days and not more than one hundred twenty (120) calendar days prior to the first anniversary of the previous year's annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate's qualifications and contact information for personal and professional references. The submission must also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate and must also comply with the requirements of our bylaws.

Communications with our Board of Directors

        Stockholders and other interested parties may communicate directly with our board of directors, the non-management directors as a group or individual directors. All communications should be in writing and should be directed to the Secretary of the Company at: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Director Attendance at Annual Meeting of Stockholders

        We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of our directors attended the 2010 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

        The Audit Committee reviews the Company's financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on the "Investor Relations" section of the Company's website at www.cititrends.com.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2010 fiscal year. The Audit Committee has also discussed with KPMG LLP, the Company's independent registered public accounting firm during the 2010 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for filing with the SEC.

  Submitted by the Audit Committee of the board of directors:

    Lawrence E. Hyatt, Chairman

    Brian P. Carney

    John S. Lupo

    Patricia M. Luzier

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that disclosure with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company's proxy statement for the 2011 annual meeting of stockholders and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

        The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

  Submitted by the Compensation Committee of the board of directors:

    John S. Lupo, Chairman

    Brian P. Carney

    Lawrence E. Hyatt

    Patricia M. Luzier

EXECUTIVE OFFICERS

        The following table sets forth the names, ages and current positions of our current executive officers.

Name	Age	Position
R. David Alexander, Jr.	54	President, Chief Executive Officer and Director
Elizabeth R. Feher	50	Executive Vice President and Chief Merchandising Officer
Bruce D. Smith	52	Executive Vice President and Chief Financial Officer
James A. Dunn	54	Senior Vice President of Store Operations
Ivy D. Council	54	Senior Vice President of Human Resources
Steven J. Horowitz	50	Senior Vice President of Real Estate and Construction
Charles D. Crowell	58	Senior Vice President of Supply Chain

        The following sets forth selected biographical information for our executive officers who are not directors.

        Elizabeth R. Feher.    Ms. Feher has served as our Executive Vice President and Chief Merchandising Officer since April 2008. Previously, Ms. Feher was Senior Vice President—Ladies Apparel, Intimate and Kids, for Value City Department Stores, an off-price department store chain, since 2005. Prior to that, Ms. Feher had been Vice President—Divisional Merchandise Manager—Ladies Sportswear for Bon Ton Stores, a regional department store operator, from 2000 and had held various other positions with Bon Ton Stores since 1994.

        Bruce D. Smith.    Mr. Smith has served as our Executive Vice President and Chief Financial Officer since March 2010, and as our Senior Vice President and Chief Financial Officer since April 2007. From 2005 to March 2007, Mr. Smith served as Executive Vice President, Chief Financial Officer and Treasurer of Hancock Fabrics, Inc. ("Hancock"), a specialty retailer of fabrics and related accessories, and served as the Senior Vice President, Chief Financial Officer and Treasurer of Hancock from 1996 until 2005. From 1991 to 1996, Mr. Smith served as Executive Vice President and Chief Financial Officer of Fred's, Inc. From 1980 to 1991, Mr. Smith was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Smith is a certified public accountant.

        On March 21, 2007, Hancock, for which Mr. Smith served as an executive officer as described above, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2008, Hancock's plan of reorganization became effective and Hancock emerged from bankruptcy protection.

        James A. Dunn.    Mr. Dunn has served as our Vice President of Store Operations since 2001 and as our Senior Vice President of Store Operations since 2006. From January to April 2001, Mr. Dunn was our Director of Training and Development and from 2000 to 2001, was one of our Regional Managers. Prior to joining us, Mr. Dunn was a Store Manager at Staples from 1999 to 2000. Prior to that Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district managers.

        Ivy D. Council.    Ms. Council has served as our Senior Vice President of Human Resources since January 2007. In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy's, Inc. From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002. Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores.

        Steven J. Horowitz.    Mr. Horowitz has served as our Senior Vice President of Real Estate and Construction since March 2011 and as our Vice President of Real Estate and Construction since 2008.

Mr. Horowitz served as Senior Vice President of Real Estate and Construction for 99 Cents Only Stores, a value retailer of primarily name-brand consumable general merchandise, from 2007 to 2008 and Vice President of Real Estate and Construction for 99 Cents Only Stores from 2005 to 2007. From 2001 to 2005, Mr. Horowitz served as Director of Real Estate for Ross Stores, Inc. Prior to that, Mr. Horowitz served as Director of Real Estate for Sunglass Hut International and Vice President of Real Estate for Discovery Zone, Inc.

        Charles D. Crowell.    Mr. Crowell joined our Company as Senior Vice President of Supply Chain in April 2011. From 2004 to March 2011, Mr. Crowell served as Vice President, Distribution for Hecht's, a division of May Department Stores Company prior to being merged with Macy's, Inc. Mr. Crowell served as Vice President, Distribution Services for The Home Depot from 1997 to 2002 where he was responsible for the operations of a worldwide network of 62 distribution facilities. Prior to that, Mr. Crowell served as Vice President of Transportation and Distribution for Best Products.

        Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        In the paragraphs that follow, we will give an overview and analysis of all material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2010 to the following individuals, whom we refer to as our named executive officers:

  •
  R. David Alexander, Jr., our President and Chief Executive Officer,

  •
  Elizabeth R. Feher, our Executive Vice President and Chief Merchandising Officer,

  •
  Bruce D. Smith, our Executive Vice President and Chief Financial Officer,

  •
  James A. Dunn, our Senior Vice President of Store Operations, and

  •
  Ivy D. Council, our Senior Vice President of Human Resources.

        The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2010

        We managed through a challenging economy in 2010, with a customer base that was adversely impacted by high unemployment, delays in extending unemployment benefits and less timely access to their income tax refunds in the last month of the fiscal year. While 2010 was a disappointing year for sales and earnings, we made strides in improving Citi Trends for the future through the following initiatives:

  •
  We continued our rapid growth, opening 60 new stores and relocating or expanding 13 others.

  •
  We designed, tested and began the rollout of a new store prototype, which provides a much more exciting shopping experience for our customers.

  •
  We took steps to support our future growth by purchasing and outfitting a new distribution center in Roland, Oklahoma, which is expected to be operational by the late spring of 2011.

  •
  We implemented systems to improve our hiring of new associates, particularly in the areas of applicant flow, applicant screening and benefits management.

  •
  We eliminated twice-daily bank trips by our store managers through the implementation of an in-store automated bank vault program.

  •
  We began the use of social media for marketing.

  •
  We continued to build a management team that will support our future growth and success.

        From a financial standpoint, our sales increased 12.8% to $622.5 million and our net income increased 5.8% to $20.9 million, or $1.44 per diluted share. However, as discussed in the "Annual Cash Incentives" section below, we did not reach our EBITDA goal. We have a compensation program that is designed to link the interests of management and stockholders, such that the achievement of challenging goals results in rewards for our executive officers. Accordingly, in years such as 2010, when the goals are not achieved, no cash incentives are paid to our named executive officers.

Objective of Our Compensation Program

        In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce. In furtherance of those goals, our compensation program is designed to:

  •
  enable the Company to attract, retain and motivate a team of high quality executives who will create long-term stockholder value;

  •
  create opportunities to participate in the ownership of the Company and to share in the value the executives help create; and

  •
  provide rewards that are proportional to each executive's contribution to our success.

        Our compensation philosophy emphasizes each individual's responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

  Role of the Compensation Committee and Executive Officers

        The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

        Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive's areas of direct responsibility, as well as how such performance serves the entire Company, and having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO's total compensation package, taking into account the same factors as for the other executive officers.

  Compensation Consultant

        From time to time, the Compensation Committee selects and engages outside compensation consultants and other experts for survey data and other information as it deems appropriate. As discussed in further detail in the following section, the committee most recently engaged Towers Watson, the Compensation Consultant, in 2009 to provide an analysis of the Company's compensation practices and to provide an update to the Committee as to current compensation trends.

  Market Data

        Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company. The peer group used by the Compensation Consultant in the 2009 analysis consisted of the specialty apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represent appropriate comparisons due to the similarity in business and financial characteristics.

bebe stores, inc.	Hot Topic, Inc.
The Buckle, Inc.	Jos. A. Bank Clothiers, Inc.
Cache, Inc.	Stein Mart, Inc.
Casual Male Retail Group, Inc.	Syms Corp
The Cato Corporation	The Wet Seal, Inc.
Christopher & Banks Corporation	Zumiez Inc.
The Dress Barn, Inc.

        The Compensation Consultant's analysis focused on the following areas of compensation:

  •
  base salary,

  •
  annual cash incentives,

  •
  total cash compensation (the sum of base salary and annual cash incentives),

  •
  long-term equity incentives (a variable incentive vesting over a multi-year period), and

  •
  total direct compensation (the sum of total cash compensation and long-term equity incentives).

        The Compensation Consultant's original study, performed prior to our 2005 initial public offering, indicated that our executive officers' total direct compensation fell below median peer company practice. Because total compensation opportunities provided to our executive officers were below median for our peer group, we began an effort to gradually approach the median level of compensation over a period of several years, although a specific goal in relation to the peer group was not set. These efforts have included salary increases, higher target awards as a percentage of salary under our cash incentive program and shifting our long-term equity incentives from stock options to restricted stock. As a result, the 2009 analysis by the Compensation Consultant indicated that progress has been made in closing the gap identified in previous compensation reviews, although each of our executive officers' total direct compensation is still below median in relation to the peer group.

        We have not established a formula or specific methodology to allocate our executive officers' total direct compensation among base salary, annual cash incentives and long-term equity incentives, nor have we targeted any of these individual components to be at specific levels within the peer group. Instead, our primary focus has been on total direct compensation, resulting in the efforts noted above to narrow the gap between our executive officers' compensation levels and the peer group's median.

        We also review other compensation information provided by the Compensation Consultant from surveys of all industries, as well as just the retail industry, which are size-adjusted for an appropriate comparison to the Company.

Elements of our Compensation Program

        Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

  Base Salary

        Base salaries fulfill the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information and a qualitative review of the executive's performance and contributions to the Company. As discussed above, our goal is to position total direct compensation to approach the median of our peer group over time. In consideration of this goal, as well as individual performance evaluations, the Compensation Committee approved increases to each of our named executive officers' base salaries in March 2010 in amounts ranging from 3.6% to 8.8%.

  •
  Mr. Alexander received a 6.5% salary increase, based on our efforts to position his compensation closer to the peer group median and the Company's overall performance in 2009.

  •
  Ms. Feher received a 6.7% salary increase, based on our efforts to position her compensation closer to the peer group median and her performance in the areas of merchandising and inventory control in 2009.

  •
  Mr. Smith received a 3.6% salary increase, based on our efforts to position his compensation closer to the peer group median and his performance in the areas of accounting and finance in 2009.

  •
  Mr. Dunn received an 8.8% salary increase, based on our efforts to position his compensation closer to the peer group median and his performance in 2009 in the area of store operations, particularly control of store payroll and inventory shrinkage.

  •
  Ms. Council received a 4.2% salary increase, based on our efforts to position her compensation closer to the peer group median and her performance in the area of human resources in 2009.

  Annual Cash Incentives

        We measure our overall financial performance based on a number of financial metrics, of which the most important is earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company's performance in this area allows us to evaluate the Company's success in any given year. The Company's success and performance impacts our compensation decisions with respect to our executive officers. Only our annual cash incentives are formally tied to this financial metric, although, the future value of long-term equity incentives is at least indirectly tied to such metric.

        We have considered whether EBITDA or earnings before interest and taxes ("EBIT") should be the primary performance metric for us. Recognizing that depreciation and amortization expense is the only difference between the two metrics, we believe that our rigorous board review and approval process for capital expenditure spending is adequate to allow us to use EBITDA as the primary metric even though it excludes depreciation and amortization expense.

        Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the achievement of our budgeted goal for EBITDA. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted EBITDA that represents our goal considers many key operating and financial factors, including the following:

  •
  Store selling square footage growth;

  •
  Comparable store sales;

  •
  Average sales per store;

  •
  Gross margin;

  •
  Store and distribution operating expenses as a percentage of sales; and

  •
  Corporate expenses.

        The annual cash incentive program is directly linked to our budget, such that if the Company achieves 100% of its budgeted EBITDA, it is expected that the executive officers would receive 100% of their target award. There is a scale in place that dictates payment of annual cash incentives in the event that actual EBITDA results are between 90% (threshold) and 120% (maximum) of budget. Using the scale, if actual EBITDA is 90% of budget, then 50% of the target award is paid, while if actual EBITDA is equal to or greater than 120% of budget, then 200% of the target award is paid. If actual EBITDA is less than 90% of budget, no cash incentive compensation is paid. In 2010, the EBITDA goal was $56,827,000, representing a 19% increase over 2009's actual EBITDA. Actual 2010 EBITDA was $51,979,000, or 91.5% of budget. Typically, an EBITDA amount in excess of 90% of budget would have resulted in the payment of cash incentives, as prescribed by the scale. However, because $2.7 million of the 2010 EBITDA related to the benefit of an immaterial (for financial reporting purposes) correction of an error associated with the Company's accounting policy for the capitalization of inbound freight costs, the Compensation Committee determined that the EBITDA amount used to compute cash incentives would be adjusted to exclude the benefit related to such correction. As a result, EBITDA, after the adjustment for the correction, fell below 90% of budget, and no cash incentives were payable to the executive officers.

        Our CEO recommends a target award for each executive officer (other than himself) based on the executive's position within the Company and consideration of data provided by the Compensation Consultant in the 2009 analysis and, together with the Compensation Committee, determines the appropriate target award for each executive. For fiscal 2010, each executive officer's target award (as a percentage of base salary) was as follows:

Name	Target Award
Mr. Alexander	100%
Ms. Feher	65%
Mr. Smith	65%
Mr. Dunn	50%
Ms. Council	50%

        The Compensation Committee did not exercise any discretion to adjust computed awards in 2010, except as it relates to the aforementioned exclusion from EBITDA of the benefit from the immaterial (for financial reporting purposes) correction of an error associated with an accounting policy for the capitalization of inbound freight costs. Actual awards earned in each of the past three years by our named executive officers are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table elsewhere in this proxy statement.

  Long-Term Equity Incentives

        Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers' ownership of equity in the Company.

        The dollar value of each equity grant is within the discretion of the Compensation Committee and is based on recommendations made by our CEO, which take into account the executive's past performance, the executive's position within the Company, and an evaluation of other elements of compensation provided to the executive officer. The committee also considers the compensation studies performed by the Compensation Consultant in 2009 to determine the appropriate size of the equity-based awards.

        We believe that grants of full-value restricted stock provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. The 2010 grants were determined as a percentage of base pay, ranging from 50% for the named executive officers that are senior vice presidents to 65% for the named executive officers that are executive vice presidents and 120% for the CEO. As mentioned previously, the grant levels were determined as one of several components designed to result in our executive officers' compensation levels gradually approaching the median level of total direct compensation within our peer group; however, they were not set to be at any specific level within our peer group. The vesting period, which is generally set as four equal installments on the first four anniversaries of the grant date, was determined based on consideration of peer group practices and discussions with the Compensation Consultant in 2009. For more information regarding these long-term incentives granted to our named executive officers in fiscal 2010, please see the "Grants of Plan-Based Awards Table for Fiscal Year 2010" and "Outstanding Equity Awards at 2010 Fiscal Year-End Table" and the related footnotes elsewhere in this proxy statement.

  Other Benefits

        Retirement.    We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee's total calendar year compensation (subject to IRS limits).

        Perquisites.    During fiscal 2010, the Company paid for the last of Mr. Alexander's relocation expenses in connection with his move to Savannah, Georgia after being hired. This reimbursement included a gross-up of Mr. Alexander's relocation expenses to cover the related income taxes, with such gross-up being a component of the negotiation involved in hiring Mr. Alexander. In addition, the Company provided Mr. Dunn with the use of a Company car and paid a car allowance to Ms. Feher in fiscal 2010. Each executive officer also received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

        Employment Agreements and Severance Agreements.    We maintain employment agreements with each of Mr. Alexander and Ms. Feher, which agreements outline the terms of the initial compensation packages of such executives. In March 2009, we entered into severance agreements with all of the named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive's employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive's job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a change in control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers. The potential severance benefits payable to our named executive officers are described in "Potential Payments upon Termination or Change in Control" elsewhere in this proxy statement.

Equity Grant Practices

        The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. The Company makes an effort to issue the annual grants each March effective three business days after the Company's fourth quarter earnings release, in order to allow time for the release to be disseminated to the investment community.

Tax and Accounting Considerations

        The accounting treatment of compensation has been a factor in determining the type of equity awards to grant to our executive officers. Prior to fiscal 2007, the favorable accounting treatment of stock options played an important role in the Company's decision to use this form of equity award. However, following the adoption of new accounting regulations requiring the recording of stock-based compensation expense, the Company reevaluated its equity grant practices, and in fiscal 2007 shifted to restricted stock as its primary form of equity awards, as discussed above.

        It is the Compensation Committee's intent to maximize tax deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation. No deductions for compensation paid for 2010 or prior years have been limited under Section 162(m) of the Code. In 2009, the Company received stockholder approval of an incentive bonus plan designed to enhance the Company's ability to deduct executive compensation on its tax returns.

2010 Fiscal Year Compensation Tables

Summary Compensation Table

        The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2008, 2009 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
R. David Alexander, Jr.(5)	2010	532,308	—	642,000	—	14,671	1,188,979
President and Chief Executive	2009	500,000	—	125,000	601,000	232,322	1,458,322
Officer	2008	—	—	—	—	—	—
Elizabeth R. Feher(6)	2010	398,077	—	260,000	—	12,341	670,418
Executive Vice President and	2009	373,077	—	243,750	292,988	12,354	922,169
Chief Merchandising Officer	2008	293,462	75,000	300,000	193,990	30,498	892,950
Bruce D. Smith	2010	309,231	—	201,500	—	1,544	512,275
Executive Vice President and	2009	298,462	—	150,000	180,300	509	629,271
Chief Financial Officer	2008	277,692	—	140,000	142,940	552	561,184
James A. Dunn	2010	238,462	—	120,000	—	10,364	368,826
Senior Vice President of Store	2009	219,231	—	110,000	132,220	9,484	470,935
Operations	2008	209,231	—	105,000	107,205	9,272	430,708
Ivy D. Council	2010	249,231	—	125,000	—	861	375,092
Senior Vice President of Human	2009	239,231	—	120,000	144,240	2,376	505,847
Resources	2008	227,692	—	115,000	117,415	1,254	461,361

(1)
Ms. Feher received a signing bonus upon joining the Company in 2008 to be used, in part, to offset relocation expenses.

(2)
Reflects the grant-date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 and based on the Company's stock price at the close of business on the date of grant.

(3)
Reflects the value of cash incentive compensation earned under our annual cash incentive program.

(4)
Includes relocation costs of $8,035 and $132,470 in 2010 and 2009, respectively, associated with Mr. Alexander's move to Savannah, Georgia and tax gross-ups of $5,926 and $97,712, respectively, in connection with such relocation costs. Also, reflects the aggregate incremental cost to the Company of providing use of a Company leased car to Mr. Dunn and a car allowance to Ms. Feher and the costs of temporary housing for Ms. Feher in 2008 incurred in connection with her relocation. Additionally, includes amounts for each officer related to life/long-term disability insurance coverage, and amounts for Mr. Smith, Mr. Dunn and Ms. Council representing the Company's 401(k) matching contributions.

(5)
Mr. Alexander was not a named executive officer in years prior to 2009. Mr. Alexander joined the Company as President and Chief Operating Officer effective December 8, 2008 and was promoted to CEO effective April 5, 2009.

(6)
Ms. Feher joined the Company as Executive Vice President and Chief Merchandising Officer effective April 2, 2008.

 Grants of Plan-Based Awards Table for Fiscal Year 2010

        The following table sets forth the individual grants of awards made to each of our named executive officers during fiscal year 2010.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
							Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Alexander		03/16/10	267,500	535,000	1,070,000
	03/16/10	03/16/10				19,062	642,000
Ms. Feher		03/16/10	130,000	260,000	520,000
	03/16/10	03/16/10				7,720	260,000
Mr. Smith		03/16/10	100,750	201,500	403,000
	03/16/10	03/16/10				5,983	201,500
Mr. Dunn		03/16/10	60,000	120,000	240,000
	03/16/10	03/16/10				3,563	120,000
Ms. Council		03/16/10	62,500	125,000	250,000
	03/16/10	03/16/10				3,711	125,000

(1)
Represents threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal year 2010 performance. For more information on our annual cash incentive program, see the description contained in the "Compensation Discussion and Analysis" elsewhere in this proxy statement. In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Since the Company did not achieve its threshold fiscal year 2010 performance goal, there were no payments of cash incentives to executive officers pursuant to our annual cash incentive program for 2010.

(2)
Awards of time-vesting restricted stock under the 2005 Long-Term Incentive Plan, which vest in four equal installments on the first four anniversaries of the grant date.

(3)
Reflects the grant-date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 and based on the Company's stock price at the close of business on the date of grant.

Employment Agreements

        On December 8, 2008, we entered into an employment agreement with Mr. Alexander, which provided for an annual gross starting salary of $500,000 and reimbursement of up to $150,000 in relocation expenses along with a tax gross-up expected to approximate $80,000. Mr. Alexander's annual cash incentive opportunity is 100% of base salary. Mr. Alexander is also eligible to participate in the Company's various employee benefit programs. The employment agreement may be terminated by Mr. Alexander or us at any time for any reason or no reason.

        We entered into an employment agreement with Ms. Feher on April 2, 2008 which provided for an annual gross starting salary of $350,000 and participation in our annual cash incentive plan for management. The employment agreement may be terminated by the executive or us for any reason or no reason, with a requirement that Ms. Feher must provide us with a minimum of thirty days written notice of termination.

        Each of the employment agreements with Mr. Alexander and Ms. Feher originally provided for certain severance benefits upon their termination of employment and, in the case of Mr. Alexander, upon a change in control of the Company. However, new severance agreements entered into in March 2009 supersede the severance benefits provided under the employment agreements. The terms of the severance agreements are described below under "Potential Payments upon Termination or Change in Control."

        We entered into a letter agreement with Mr. Smith on March 5, 2007 and with Ms. Council on December 6, 2006. The letter agreements provided for an annual gross starting salary of $250,000 for Mr. Smith and $200,000 for Ms. Council and participation in our annual bonus plan for management. The letter agreements may be terminated by the executive or us at any time for any reason or no reason.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

        The following table provides information concerning unexercised options and unvested restricted stock outstanding as of January 29, 2011 for each of our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Alexander	—	—	—	—	19,062(6)	443,573
					4,256(7)	99,037
					18,811(8)	437,732
Ms. Feher	—	—	—	—	7,720(6)	179,644
					8,298(7)	193,094
					7,587(9)	176,549
Mr. Smith	—	—	—	—	5,983(6)	139,224
					5,107(7)	118,840
					3,794(10)	88,286
					579(11)	13,473
Mr. Dunn	2,500(2)	—	41.35	3/17/2016	3,563(6)	82,911
	5,000(3)		14.00	5/17/2015	3,745(7)	87,146
	11,098(4)		0.38	6/13/2011	2,846(10)	66,226
					424(12)	9,866
Ms. Council	2,000(5)	—	38.40	1/8/2017	3,711(6)	86,355
					4,086(7)	95,081
					3,117(10)	72,533
					339(12)	7,889

(1)
Market value is based on the closing stock price of $23.27 on January 28, 2011, the last trading day of our 2010 fiscal year.

(2)
Stock options were awarded on March 17, 2006 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(3)
Stock options were awarded on May 17, 2005 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(4)
Stock options were awarded on June 13, 2001 under the Amended and Restated 1999 Stock Option Plan and vested in four equal installments on the first four anniversaries of the grant date.

(5)
Stock options were awarded on January 8, 2007 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(6)
Restricted shares were awarded on March 16, 2010 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(7)
Restricted shares were awarded on March 30, 2009 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(8)
Restricted shares were awarded on January 5, 2009 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(9)
Restricted shares were awarded on April 2, 2008 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(10)
Restricted shares were awarded on March 31, 2008 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(11)
Restricted shares were awarded on April 2, 2007 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(12)
Restricted shares were awarded on March 26, 2007 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

Option Exercises and Stock Vested Table for Fiscal Year 2010

        The following table sets forth information concerning each exercise of stock options and vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Alexander	—	—	10,824	277,396
Ms. Feher	—	—	6,560	216,610
Mr. Smith	—	—	4,177	136,683
Mr. Dunn	10,000	338,346	3,094	101,434
Ms. Council	—	—	3,257	106,679

(1)
Reflects the excess of the fair market value of the underlying shares at the time of exercise over the exercise price of the options.

(2)
Reflects the fair market value of the shares on the vesting date.

 Potential Payments Upon Termination or Change in Control

        As discussed in the "Other Benefits" section of the "Compensation Discussion and Analysis," on March 25, 2009, the Company entered into severance agreements with each of the named executive officers.

        Each severance agreement provides that if the Company terminates an executive's employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive's job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary.

        "Cause" generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely effects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

        On March 25, 2009, the Company also entered into an Employment Non-Compete, Non-Solicit and Confidentiality Agreement with each of Messrs. Alexander, Smith, and Dunn and Ms. Feher and Ms. Council. Each non-compete agreement provides that upon a separation from the Company, the executive will not disclose confidential information relating to the Company, will not compete with the Company or render similar services to a competitor of the Company for a period of one year, will not solicit any vendor or supplier of merchandise to the Company on behalf of a competitor for a period of two years and will not recruit Company personnel for a period of two years.

        Pursuant to the terms of our 2005 Long-Term Incentive Plan and our 1999 Stock Option Plan, and/or the applicable award agreements, all outstanding options and unvested restricted stock will become 100% vested upon the occurrence of a change in control.

        The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if he or she had terminated employment at the close of business on January 29, 2011 or if a change of control of the Company had occurred as of such date.

The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

	Mr. Alexander	Ms. Feher	Mr. Smith	Mr. Dunn	Ms. Council
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance(1)	$535,000	$400,000	$310,000	$240,000	$250,000

Total	$535,000	$400,000	$310,000	$240,000	$250,000

Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance(1)	$535,000	$400,000	$310,000	$240,000	$250,000
Value of Accelerated Stock Options(2)	—	—	—	—	—
Value of Accelerated Unvested Restricted Stock(3)	980,342	549,288	359,824	246,150	261,857

Total	$1,515,342	$949,288	$669,824	$486,150	$511,857

Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Stock Options(2)	—	—	—	—	—
Value of Accelerated Unvested Restricted Stock(3)	$980,342	$549,288	$359,824	$246,150	$261,857

Total	$980,342	$549,288	$359,824	$246,150	$261,857

(1)
Reflects cash severance equal to 12 months of the executive's fiscal year 2010 annual salary.

(2)
Reflects the excess, if any, of the fair market value of shares underlying unvested options as of January 28, 2011 ($23.27), the last trading day of our 2010 fiscal year, over the exercise price of the options. For purposes of this calculation, outstanding unvested options having an exercise price greater than the Company's stock price as of January 28, 2011 have a value of $0. Pursuant to the terms of both the 2005 Long-Term Incentive Plan and the 1999 Stock Option Plan, all stock options vest upon the occurrence of a change in control. Since all options held by the executive officers are vested, amounts shown are zero.

(3)
Reflects the value of restricted stock awards using the closing stock price of the Company's common stock on January 28, 2011 ($23.27), the last trading day of our 2010 fiscal year. Pursuant to the terms of the grants of restricted stock issued and outstanding, such shares become 100% vested upon a change in control of the Company.

Director Compensation Table for Fiscal Year 2010

        The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services in all capacities during fiscal year 2010, except for Mr. Alexander, who was not compensated for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
R. Edward Anderson	186,750	559,500	746,250
Brian P. Carney	92,250	42,000	134,250
Lawrence E. Hyatt	103,500	42,000	145,500
John S. Lupo	100,250	42,000	142,250
Patricia M. Luzier	97,500	42,000	139,500

(1)
Reflects the grant-date fair value of 1,247 shares of restricted stock awards computed in accordance with FASB ASC Topic 718 and based on the Company's stock price at the close of business on the date of grant, March 16, 2010. Such shares vest on the first anniversary of the grant date. In addition, for Mr. Anderson, reflects the grant-date fair value of 15,000 shares of restricted stock awards based on the Company's stock price at the close of business on the date of grant, April 5, 2010. Such shares for Mr. Anderson were issued in connection with his appointment to non-executive Chairman of the board and vest in two years.

        Except for Mr. Anderson, the aggregate number of shares of restricted stock held by each director as of January 29, 2011 was 1,247. Mr. Anderson held 16,247 shares of restricted stock as of January 29, 2011. There were no awards of stock options to directors in fiscal 2010. The aggregate number of shares underlying stock options held by each director as of January 29, 2011 is as follows: Mr. Anderson, 0; Mr. Carney, 0; Mr. Hyatt, 500; Mr. Lupo, 1,500; Ms. Luzier, 2,750.

Director Compensation

        Annual Retainer.    During fiscal 2010, all non-employee directors received an annual retainer fee of $74,000. We also provided the following additional annual retainers: Chairman of the Board, $100,000; Chair of the Audit Committee, $12,000; Chair of the Nominating and Corporate Governance Committee, $6,000; and the Chair of the Compensation Committee, $8,000.

        Meeting Fees.    Each of our non-employee directors received $2,500 for each board meeting attended and $750 for telephonic meetings attended. We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

        Equity Awards.    In addition, each non-employee director received restricted stock awards under the 2005 Long-Term Incentive Plan, as shown in the preceding "Director Compensation Table for Fiscal Year 2010."

 PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

        As discussed in the "Compensation Discussion and Analysis" beginning on page 16, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual's responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2010 compensation of our named executive officers is reflective of and consistent with that intent.

        This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        Accordingly, the board of directors invites you to review carefully the "Compensation Discussion and Analysis" and the tabular and other disclosures on compensation under "Executive Compensation" beginning on page 22, and cast a vote to approve the Company's executive compensation programs through the following resolution:

  "RESOLVED, that stockholders approve the compensation of the Company's named executive officers, including the Company's compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders' advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The board of directors recommends that stockholders vote "FOR" approval of the compensation of the Company's named executive officers.

 PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory say-on-pay vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory say-on-pay vote on named executive officer compensation once every one, two, or three years.

        After careful consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, as it gives our stockholders a timely opportunity to provide their advice on the Company's executive compensation. Accordingly, the board of directors recommends that you vote for a one-year interval for the advisory say-on-pay vote on executive compensation.

        Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, indicating every year, every two years, or every three years, or you may abstain from voting.

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the board of directors in any way, the board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company's stockholders.

        The board of directors recommends that stockholders vote in favor of holding an advisory vote on the compensation of our executive officers "Every Year".

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures

        The Company has adopted a Code of Business Conduct and Ethics which sets forth the Company's policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct and Ethics, among other things, include: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor's position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

        The Company's Code of Business Conduct and Ethics requires that the Audit Committee must review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC's rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm's-length basis.

        In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC's Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of reports furnished to us, all reports required by Section 16(a) of the Exchange Act to be filed by our directors and executive officers and all beneficial owners of more than ten percent of our common stock outstanding to report transactions in our securities were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 28, 2011, for the following persons:

  •
  each stockholder known by us to own beneficially more than 5% of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all directors and executive officers as a group.

        This table lists applicable percentage ownership based on 14,990,776 shares of common stock outstanding as of March 28, 2011. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 28, 2011, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Directors and Named Executive Officers:
R. Edward Anderson Chairman of the Board	126,802	*
R. David Alexander, Jr. President, Chief Executive Officer and Director	80,912	*
Elizabeth R. Feher Executive Vice President and Chief Merchandising Officer	36,921	*
Bruce D. Smith Executive Vice President and Chief Financial Officer	28,619	*
James A. Dunn Senior Vice President of Store Operations	37,535(1)	*
Ivy D. Council Senior Vice President of Human Resources	22,431(2)	*
Brian P. Carney Director	8,260	*
Lawrence E. Hyatt Director	9,588(3)	*
John S. Lupo Director	10,588(4)	*
Patricia M. Luzier Director	11,838(5)	*
Directors and executive officers as a group (twelve persons)	385,490(6)	2.6%

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Other Beneficial Owners:
FMR LLC(7) (and related entities) 82 Devonshire Street Boston, MA 02109	2,225,405	14.8%
Massachusetts Financial Services Company(8) 500 Boylston Street Boston, MA 02116	1,570,570	10.5%
Morgan Stanley(9) (and related entities) 1585 Broadway New York, NY 10036	1,307,402	8.7%
Wellington Management Company, LLP(10) 280 Congress Street Boston, MA 02210	917,550	6.1%
Southpoint Master Fund, LP(11) (and related entities) 623 Fifth Avenue Suite 2601 New York, NY 10022	868,820	5.8%
BlackRock, Inc.(12) 40 East 52nd Street New York, NY 10022	819,241	5.5%
The Bank of New York Mellon Corporation(13) One Wall Street, 31st Floor New York, NY 10286	793,934	5.3%

*
Denotes less than 1%.

(1)
Includes options to purchase 18,598 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2011.

(2)
Includes options to purchase 2,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2011.

(3)
Includes options to purchase 500 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2011.

(4)
Includes options to purchase 1,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2011.

(5)
Includes options to purchase 2,750 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2011.

(6)
Includes options to purchase 25,348 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2011.

(7)
This information is based on a Schedule 13G/A filed on February 14, 2011. FMR LLC is a parent holding company with sole voting power with respect to 626,760 shares of our common stock and sole dispositive power with respect to 2,225,405 shares of our common stock. Edward C. Johnson 3d (whose family has predominant control over the voting stock of FMR LLC), through such control has sole dispositive power with respect to such shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 1,512,105 shares of our common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the investment funds it controls, each has sole power to dispose of the 1,512,105 shares owned by the funds. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 16,720 shares of our common stock as a result of serving as investment advisor to institutional accounts, non-U.S. mutual funds or investment companies owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors, LLC, each has sole voting and dispositive power over the 16,720 shares owned by the institutional accounts or funds advised by Pyramis Global Advisors LLC. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 609,580 shares of our common stock as a result of serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 609,580 shares, and sole power to vote or to direct the voting of, 523,040 shares of our common stock owned by such institutional accounts. FIL Limited (of which partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own a significant percentage of the voting shares of FIL Limited) provides investment advisory services to a number of non-U.S. investment companies and certain institutional investors and is the beneficial owner of 87,000 shares of our common stock.

(8)
This information is based on a Schedule 13G/A filed on February 1, 2011. The shares listed in the table are beneficially owned by Massachusetts Financial Services Company and/or certain other non-reporting entities. The interest of one entity, the MFS New Discovery Fund (the "Fund"), a series of MFS Series Trust I (which is an investment), in the common stock of the Company, amounted to 780,090 shares of common stock, or 5.2% of the total number of shares outstanding, as of March 28, 2011. The Fund, which is a series of a Massachusetts business trust, has its principal office at 500 Boylston Street, Boston, Massachusetts 02116.

(9)
This information is based on a Schedule 13G/A filed on February 9, 2011. Morgan Stanley is a parent holding company with sole voting power with respect to 1,241,915 shares of our common stock and sole dispositive power with respect to 1,307,402 shares of our common stock. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley and is an investment adviser with sole voting power with respect to 1,221,845 shares of our common stock and sole dispositive power with respect to 1,287,332 shares of our common stock.

(10)
This information is based on a Schedule 13G filed on February 14, 2011. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own the shares listed in the table, which are held of record by clients of Wellington Management. Wellington Management has shared dispositive power with respect to all of the shares and shared voting power with respect to 743,430 of the shares.

(11)
This information is based on a Schedule 13G filed February 9, 2011. The shares listed on the table are owned by Southpoint Master Fund, LP for which Southpoint Capital Advisors LP serves as the general partner. Southpoint Capital Advisors LLC serves as the general partner of Southpoint Capital Advisors LP and Southpoint GP, LLC serves as the general partner of Southpoint GP, LP. John S. Clark 2nd serves as managing member of both Southpoint Capital Advisors LLC and Southpoint GP, LLC. Each of the reporting persons has shared voting power and shared dispositive power with respect to all of the shares. Each of the reporting persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(12)
This information is based on a Schedule 13G/A filed on February 3, 2011. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power and sole dispositive power with respect to all of the shares.

(13)
This information is based on a Schedule 13G/A filed on February 4, 2011. The shares listed in the table are beneficially owned by the following direct and indirect subsidiaries of The Bank of New York Mellon Corporation: The Bank of New York Mellon; The Boston Company Asset Management LLC; The Dreyfus Corporation (parent holding company of MBSC Securities Corporation); Mellon Capital Management Corporation; MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC and The Boston Company Asset Management LLC); MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation and Neptune LLC). The Bank of New York Mellon Corporation has sole voting power with respect to 708,261 shares and sole dispositive power with respect to all of the shares.

PROPOSAL 4:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012, and further directed that the appointment of KPMG LLP be submitted for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent registered public accounting firm since fiscal 2002. We understand that a representative from KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of KPMG LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

        The following table sets forth the aggregate fees paid or payable to KPMG LLP relating to the audit of our fiscal 2009 and 2010 financial statements and the fees billed to us in 2009 and 2010 by KPMG LLP for other professional services:

	Fiscal 2009	Fiscal 2010
Audit Fees(1)	$ 809,000	$ 718,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)
Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2009 and fiscal 2010.

Audit Committee Pre-Approval Policy

        In accordance with our Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by our Audit Committee.

        Our Audit Committee's pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to our Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee's acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

        The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

        Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm, and must include a detailed description of the services to be provided.

        Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

        The board of directors recommends that stockholders vote "FOR" ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 28, 2012.

 STOCKHOLDER PROPOSALS
FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

        Any proposal or proposals by a stockholder pursuant to the proxy solicitation rules of the SEC intended to be included in the proxy statement and proxy card relating to the 2012 annual meeting of stockholders must be received by us no later than December 23, 2011. In addition, if you desire to bring business (including director nominations) before our 2012 annual meeting of stockholders, you must comply with our bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than January 25, 2012, and no later than February 24, 2012. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2012 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

        Notices of intention to present proposals at the 2012 annual meeting should be addressed to the Company, Attention: Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

ANNUAL REPORT ON FORM 10-K

        Our Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

OTHER BUSINESS

        We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

14475 CITI TRENDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby appoints R. Edward Anderson and Bruce D. Smith and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of Citi Trends, Inc. to be held on May 25, 2011 and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 0

ANNUAL MEETING OF STOCKHOLDERS OF CITI TRENDS, INC. May 25, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and the 2010 Annual Report for Citi Trends, Inc. are available at http://ir.cititrends.com/annual-proxy.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two Directors for a three-year term expiring at the 2014 annual stockholders meeting. 2. An advisory vote on the compensation of the Company's executive officers. 3. An advisory vote on the frequency of the advisory vote on executive compensation. 4. Ratification of the selection of KPMG LLP to be the independent registered public accounting firm of the Company for the fiscal year ending January 28, 2012. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND "EVERY YEAR" FOR PROPOSAL 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND "EVERY YEAR" FOR PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230403000000000000 6 052511 O R. Edward Anderson O Lawrence E. Hyatt FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: FOR AGAINST ABSTAIN Every 2 years Every 3 years ABSTAIN Every year